Tenth Amendment

To the

"Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine"

This document is an amendment ("Amendment") to the "Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine" dated December 23, 2004 ("Agreement") between Nord Resources Corporation ("Seller") and JC Rock, LLC ("Purchaser").

A) Seller and Purchaser hereby agree to extend the term of the Agreement from August 1, 2007 to October 31, 2007. The Agreement may also be extended by special arrangement on specific contracts at the sole option of the Seller.

B) Seller hereby agrees to reduce the royalty from $1.50 per ton to $1.00 per ton on fines and rock sold by Purchaser to individuals or companies where the sales price to such individuals or companies is less than $6.00 per ton, FOB Johnson Camp.

C) Purchaser hereby acknowledges that the Agreement is non-exclusive and hereby reaffirms Seller's right to sell Johnson Camp rock that is not in Purchaser's inventory to any individual or company during the term of the Agreement.

Dated July 31, 2007

Nord Resources Corporation		JC Rock, LLC
By	/s/ Erland Anderson	By	/s/ Jim Rodman
	Erland Anderson		Jim Rodman